UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2016

Your Community Bankshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Indiana	0-25766	35-1938254
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 West Spring Street, New Albany, Indiana	47150
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (812) 944-2224

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 3, 2016, Wesbanco, Inc. (“WesBanco”) and Your Community Bankshares, Inc. (“YCB”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of YCB with and into WesBanco (the “Merger”).  As a result of the Merger, the separate corporate existence of YCB will cease and WesBanco will continue as the surviving corporation in the Merger.  The Merger Agreement also provides that, promptly following the completion of the Merger, Your Community Bank, an Indiana state-chartered commercial bank and a wholly-owned subsidiary of YCB, will merge with and into Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of WesBanco (the “Bank Merger”), with Wesbanco Bank, Inc. continuing as the surviving bank in the Bank Merger.

Under the terms of the Merger Agreement, WesBanco will exchange a combination of shares of its common stock and cash for all of the issued and outstanding shares of common stock of YCB.  Shareholders of YCB common stock will be entitled to receive 0.964 (the “Exchange Ratio”) of a share of WesBanco common stock, plus cash in the amount of $7.70 per share, for each share of YCB common stock in the exchange.  YCB shareholders who receive shares of WesBanco common stock and cash in exchange for their shares of YCB common stock will generally recognize gain, but not loss, equal to the lesser of (a) the excess, if any, of (i) the sum of the amount of cash received plus the fair market value of the WesBanco common stock received in the Merger, over (ii) the shareholder’s adjusted tax basis in the shares of YCB common stock exchanged in the merger, or (b) the amount of cash received in the merger.  Upon completion of the Merger, each outstanding vested and unvested stock option to acquire a share of YCB common stock that is outstanding immediately prior to the Merger will be cancelled and converted into the right to receive, on the terms and conditions set forth in the Merger Agreement, an amount in cash equal to the excess, if any, of $38.50 over the per share exercise price under such stock option.

YCB and WesBanco have made customary representations, warranties and covenants in the Merger Agreement, including covenants made by YCB not to solicit alternative transactions or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. The Merger Agreement contains certain termination rights for both WesBanco and YCB and further provides that, upon termination of the Merger Agreement under certain circumstances, YCB may be obligated to pay WesBanco a termination fee of $7,525,000.

At the effective time of the Merger, two members of YCB’s current Board of Directors, Gary L. Libs and Kerry M. Stemler, will be appointed to the Board of Directors of WesBanco and WesBanco Bank.

Consummation of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of the Merger Agreement by the shareholders of YCB and the receipt of required regulatory approvals.  In addition, it is a condition to WesBanco’s obligation to close that the aggregate amount of certain YCB loans must be below an amount agreed upon by WesBanco and YCB.  The transaction is expected to be completed in the third or fourth quarter of 2016.

A copy of the Merger Agreement is attached as Exhibit 2.1 to the Form 8-K filed by Wesbanco, Inc. on May 3, 2016 and is incorporated herein by reference in its entirety.  The foregoing summary of the Merger Agreement in this Item 1.01 is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement.

As a condition to WesBanco’s willingness to enter into the Merger Agreement, each of the directors and executive officers of YCB have entered into substantially identical voting agreements (each, a “Voting Agreement”) with WesBanco pursuant to which they have agreed to vote their shares in favor of the transaction.  A form of the Voting Agreement is attached hereto as Exhibit A to the Merger Agreement and is incorporated herein by reference.

Additional Information About the Merger and Where to Find It

In connection with the proposed Merger, WesBanco will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of YCB and a Prospectus of WesBanco, as well as other relevant documents concerning the proposed transaction.  SHAREHOLDERS OF YCB AND OTHER INTERESTED PARTIES ARE

URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Proxy Statement/Prospectus will be mailed to shareholders of YCB prior to the YCB shareholder meeting, which has not yet been scheduled. In addition, when the Registration Statement on Form S-4, which will include the Proxy Statements/Prospectus, and other related documents is filed by WesBanco with the SEC, it may be obtained for free at the SEC’s website at http://www.sec.gov, on the NASDAQ website at http://www.nasdaq.com and from either WesBanco’s or YCB’s website at http://www.wesbanco.com or http://www.yourcommunitybank.com, respectively.

Participants in the Solicitation

WesBanco and YCB and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of YCB in connection with the proposed Merger. Information about the directors and executive officers of WesBanco is set forth in the proxy statement for WesBanco’s 2016 annual meeting of shareholders, as filed with the SEC on March 11, 2016.  Information about the directors and executive officers of YCB is set forth in the proxy statement for YCB’s 2016 annual meeting of shareholders, as filed with the SEC on April 7, 2016.  Information about any other persons who may, under the rules of the SEC, be considered participants in the solicitation of YCB shareholders in connection with the proposed Merger will be included in the Proxy Statement/Prospectus. You can obtain free copies of these documents from the SEC, WesBanco or YCB using the website information above.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

YCB SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE PROPOSED MERGER.

Item 7.01 Regulation FD Disclosure

WesBanco and YCB will host a conference call and webcast to discuss the Merger Agreement on May 4, 2016 at 11:00 a.m. ET.  Investors, analysts and other interested parties can access the live webcast of the conference call through the Investor Relations section of WesBanco’s website, www.wesbanco.com.  Participants can also listen to the conference call by dialing 888-347-6607 (domestic), 855-669-9657 (Canada), or 412-902-4290 (international), and asking to be joined into the WesBanco call. Participants should log in or dial in at least 10 minutes prior to the start time to ensure a connection.  WesBanco has prepared an investor presentation to accompany the call which is available via its website. A copy of the WesBanco investor presentation is also attached as Exhibit 99.1 to the Form 8-K filed by Wesbanco, Inc. on May 3, 2016.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section.

Item 8.01 Other Events

On May 3, 2016, WesBanco and YCB issued a press release announcing the signing of the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statement

The Merger Agreement and form of Voting Agreement have been included in this report to provide investors with information regarding their terms.  Except for the status of each such agreement as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this report, the Merger Agreement and form of Voting Agreement are not intended to be a source of factual, business or operational information about the parties thereto.

The representations, warranties, covenants and agreements made by the parties to the Merger Agreement are made as of specific dates and are qualified and limited, including by information in disclosure schedules that the parties exchanged in connection with the execution of such Merger Agreement.  Moreover, certain of the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders.  Representations and warranties may be used as a tool to allocate risks between the parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of WesBanco, YCB or any of their respective affiliates.

Forward-Looking Statements

Matters set forth in this filing contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed Merger between WesBanco and YCB, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and YCB may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed Merger may not be fully realized within the expected timeframes; disruption from the proposed Merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed Merger may not be obtained on the expected terms and schedule; YCB’s shareholders may not approve the proposed Merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2015 Annual Report on Form 10-K, YCB’s 2015 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and YCB with the Securities and Exchange Commission. All forward-looking statements included in this filing are based on information available at the time of the release.  Neither WesBanco nor YCB assumes any obligation to update any forward-looking statement.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits:

Exhibit No.	Description

2.1

Agreement and Plan of Merger dated May 3, 2016 by and between Wesbanco, Inc., Wesbanco Bank, Inc., Your Community Bankshares, Inc. and Your Community Bank* (incorporated by reference to Form 8-K of Wesbanco, Inc. dated May 3, 2016).

99.1

Joint Press release issued by Wesbanco, Inc. and Your Community Bankshares, Inc., dated May 3, 2016, announcing the execution of the Agreement and Plan of Merger (incorporated by reference to Form 8-K of Wesbanco, Inc. dated May 3, 2016).

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YCB Bankshares, Inc.
(Registrant)

Date: May 3, 2016	/s/ Paul A. Chrisco

Paul A. Chrisco
Chief Financial Officer